                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

               SPECTRALINK CORPORATION AND SPECTRALINK DENMARK APS

                                       AND

                  EACH OF THE SHAREHOLDERS OF KIRK TELECOM A/S

                                    CONTENTS

ARTICLE 1  Certain Definitions.............................................    2
ARTICLE 2  The Share Purchase..............................................    7
ARTICLE 3  Sellers' Warranties (in Danish: "Indestaelser").................   12
ARTICLE 4  Warranties and Covenants of Buyer and SpectraLink...............   13
ARTICLE 5  Pre-Closing Covenants of the Sellers............................   14
ARTICLE 6  Pre-Closing Covenants of Buyer and Principal Shareholders
           Guarantee.......................................................   19
ARTICLE 7  Conditions to Obligations of the Sellers........................   20
ARTICLE 8  Conditions to Obligations of Buyer..............................   20
ARTICLE 9  Termination of Agreement........................................   21
ARTICLE 10 Survival Indemnification and Remedies...........................   23
ARTICLE 11 Confidentiality.................................................   27
ARTICLE 12 General Provisions..............................................   28

                                    EXHIBITS

Exhibit A:   List of shareholders of Kirk Telecom A/S

Exhibit B:   Consultant Agreement

Exhibit C:   Non-competition and Invention Assignment Agreement

Exhibit D:   Accounting Principles

Exhibit E:   Disclosure Letter

Exhibit F:   Due Diligence Documentation

Exhibit G:   Material Agreements

Exhibit H:   Escrow Agreement

Exhibit I:   Form for Preliminary Net Income Statement

Exhibit J:   Press Release

Annex I:     Warranties

                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of December 12, 2005 (the "AGREEMENT DATE") between SpectraLink Corporation ("SPECTRALINK"), a Delaware corporation and SpectraLink Denmark ApS, a Danish limited company registered under CVR no. 29177872 with the Danish Commerce and Companies Agency and a wholly-owned subsidiary of SpectraLink Corporation ("BUYER") and each of the shareholders of Kirk Telecom A/S (the "COMPANY") listed in Exhibit A hereto (the "SELLERS").

                                    RECITALS

     A. The Sellers own all of the issued and outstanding shares of the Company, consisting solely of nominally DKK 10,000,000 ordinary shares in the aggregate (the "COMPANY SHARES"), and no other securities of the Company are outstanding.

     B. The Sellers desire to sell and transfer all of the Company Shares to Buyer, and Buyer desires to purchase all of the Company Shares from the Sellers, subject to the terms and conditions set forth in this Agreement (the "SHARE PURCHASE").

     C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement for the parties' willingness to enter into this
Agreement: (i) Peter Skov is entering into a consultancy agreement with SpectraLink in the form attached hereto as Exhibit B (the "CONSULTANT AGREEMENT"), and (ii) each Seller, except DKA, is entering into a non-competition and invention assignment Agreement with SpectraLink and Buyer in the form attached hereto as Exhibit C (the "NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT"). All of such agreements would become effective upon the closing of the Share Purchase.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be bound hereby, agree as follows:

                                    ARTICLE 1

                               CERTAIN DEFINITIONS

     As used herein, the following terms will have the meanings set forth below:

     "ACCOUNTING PRINCIPLES" means the Company's accounting policies stated in Exhibit D, except that the corporate income tax rate shall for the purpose of the Company Net Income be calculated in accordance with Tax laws prevailing at Closing.

     "ACTION" means any action, arbitration, cause of action, claim, demand, dispute, inquiry, investigation, mediation, proceeding or suit.

     "ACQUISITION PROPOSAL" means any offer or proposal by a Person (other than Buyer or any of its Subsidiaries) relating to (1) the Company Shares or any other securities of the Company, including (a) any acquisition or purchase of the Company Shares or other securities of the Company from any of the

Sellers and/or the Company; (b) any tender offer, exchange offer or private transaction; (c) any merger, consolidation, business combination or similar transaction involving the Company; or (2) any sale, lease, exchange, transfer, license, acquisition or disposition of all or substantially all of the assets or business of the Company.

     "APPLICABLE LAWS" means all foreign, federal, state, local, municipal or other laws, ordinances, regulations, rules and other provisions having the force or effect of law, and all judicial and administrative orders, writs, injunctions, awards, judgments, decrees and determinations, applicable to a specified Person or to such Person's assets, properties or business.

     "BUSINESS DAY" means any day on which banks are generally open for the public in Denver, Colorado, USA, New York, New York, USA and Copenhagen, Denmark.

     "CLOSING" has the meaning stated in Article 2.2(a).

     "COMPANY" means Kirk Telecom A/S, a company incorporated and existing under the laws of Denmark, CVR no. 15622741, Langmarksvej 34, DK-8700 Horsens.

     "COMPANY BUSINESS" means the business of the Group Companies as presently being conducted and as proposed to be conducted between signing of this Agreement and Closing.

     "COMPANY IP RIGHTS" means the Company-Owned IP Rights and Company-Licensed IP Rights collectively and any other Intellectual Property Right necessary for the conduct of the Company Business.

     "COMPANY-LICENSED IP RIGHTS" means Intellectual Property Rights licensed to the Company, Kirk Scantel or Kirk U.S. on a non-exclusive basis.

     "COMPANY NET INCOME" means the consolidated after tax net profit of the Group Companies, calculated in accordance with the Accounting Principles and the Danish Financial Statements Act (in Danish: "Arsregnskabsloven") applying to enterprises of reporting class C, during the period beginning May 1, 2005 through December 31, 2005 (unless Closing is postponed, cf. subsection 2.2(a) in which case the actual date of Closing shall be applied) and consistent with the presentation of such line item on the Company's financial statements for the financial year 2004/2005. In addition:

     - "PRELIMINARY NET INCOME STATEMENT" means a statement delivered by the Sellers to Buyer at Closing which sets forth the Sellers' best good faith estimate of the Company Net Income.

     - "FINAL NET INCOME STATEMENT" means a statement which sets forth the Company Net Income prepared and finally agreed upon in accordance with
          Section 2.2(b)(iii) hereof.

     "COMPANY-OWNED IP RIGHTS" means Company IP Rights that are owned by or exclusively licensed to the Company, Kirk Scantel or Kirk U.S.

     "COMPANY PRODUCT" means any product or service currently manufactured, marketed, sold, distributed or provided by the Company, Kirk Scantel or Kirk U.S.

     "COMPANY RIGHTS" means all stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any Company Shares, shares of Kirk Scantel or shares of Kirk U.S., or any securities or debt (including loans or notes) convertible into or exchangeable for Company Shares, shares of Kirk Scantel or shares of Kirk U.S., or obligating the Company, Kirk Scantel or Kirk U.S. to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement.

     "CONTRACT" means any contract, binding agreement, binding arrangement, binding commitment, undertaking, instrument, permit, mortgage, license, sublicense, binding letter of intent or purchase order (in each case, whether oral or in writing).

     "CONTROL" means with respect to any Person, the ability to exercise such influence over another Person as would make that other Person a Subsidiary.

     "DISCLOSURE LETTER" means the disclosure letter from the Sellers to Buyer, including any and all appendices hereto, referred to in Section 3.2 as set out in Exhibit E.

     "DKA" means Dansk Kapitalanlaeg Aktieselskab, a company incorporated and existing under the laws of Denmark, CVR. no. 61095918, Gothersgade 103, 1008 Copenhagen K, Denmark.

     "DKK" means Danish krone, the basic unit of currency in Denmark.

     "DESIGNATED EMPLOYEES" means Erik Stridbaek, Soren E. Mikkelsen, Ole Lysgaard Madsen, Karsten Omann, Heidi T. Jorgensen, Claus W. Thomsen, Soren K. Andersen and Gert W. Schmidt.

     "DIRECTOR", when used with respect to the Group Companies, means a member of the Supervisory Board (in Danish: "bestyrelsen") or a similar supervisory board of the Group Companies.

     "DUE DILIGENCE DOCUMENTATION" has the meaning stated in Section 3.2 and as set out in Exhibit F and "ADDITIONAL DUE DILIGENCE DOCUMENTATION" has the meaning stated in Section 3.2.

     "ENCUMBRANCE" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, charge, adverse claim of title, ownership or right to use, or other encumbrance of any kind in respect of such asset (including any restriction on (a) the voting of any security or the transfer of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset, and (d) the possession, exercise or transfer of any other attribute of ownership of any asset).

     "ESCROW ACCOUNT" has the meaning stated in subsection 2.2(b)(i).

     "ESCROW AGENT" has the meaning stated in subsection 2.2(b)(i).

     "ESCROW AGREEMENT" has the meaning stated in subsection 2.2(b)(i).

     "FIRST ESCROW AMOUNT" has the meaning stated in subsection 2.2(b)(i).

     "FIRST INSTALLMENT" has the meaning stated in stated in subsection 2.2(b)(ii)(A).

     "GROUP COMPANIES" means the Company, Kirk Scantel and Kirk U.S.

     "HOLDBACK AMOUNT" means DKK 38,800,000.

     "INDEPENDENT ACCOUNTANT" has the meaning stated in Article 2.2(b)(iii)(C).

     "INTELLECTUAL PROPERTY RIGHTS" means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefore, trade dress rights, trade names, service marks, service mark registrations and applications therefore, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefore, mask work rights, mask work registrations and applications therefore, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, hardware description language code, netlists, design databases, design methodologies, design schematics, transceivers, interconnects, equalizers, algorithms, net lists, architectures, structures, technology, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing, embodying or relating to any of the foregoing, including manuals, programmers' notes, memoranda and records.

     "KIRK SCANTEL" means Kirk Scantel A/S, a company incorporated and existing under the laws of Denmark, CVR no. 25194837, Radhustorvet 2, DK-8700 Horsens.

     "KIRK U.S." means Kirk telecom Inc., a company incorporated and existing under the laws of the state of Georgia, U.S.A., 229 Peachtree Street N.E., suite 1010, Atlanta, GA 30303, U.S.A.

     "LIABILITIES" means any debt, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, and whether due or to become due, in each case that would be required by Accounting Principles and the Danish Financial Statements Act to be reflected on a balance sheet or in the notes thereto, as well as off balance sheet liabilities and obligations.

     "MANAGER", when used with respect to the Group Companies, means a member of the Executive Board (in Danish: "direktionen") or a similar management board of the Group Companies.

     "MATERIAL ADVERSE EFFECT," when used with reference to any Person, means any event, change, violation, inaccuracy, circumstance or effect (each, an "EFFECT") that, individually or taken together with all other Effects, (i) is materially adverse in relation to the near-term or longer term condition (financial or otherwise), capitalization, properties, employees, assets (including intangible assets), business, prospects, operations or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) materially impedes or delays such Person's ability to consummate the transactions consummated by this Agreement in accordance with its terms and applicable legal requirements.

     "MATERIAL AGREEMENTS" shall mean the agreements listed in Exhibit G.

     "NET AMOUNT" has the meaning stated in subsection 2.2(b)(iii)(A).

     "PERMITTED ENCUMBRANCES" means (i) any Encumbrance existing on April 30, 2005 except to the extent the amount or restriction covered by the encumbrance has increased; (ii) any netting or set-off arrangement entered into by the Company, Kirk U.S. or Kirk Scantel, respectively, in the ordinary course of their banking arrangements for the purpose of netting debit and credit balances;
(iii) any: (aa) Encumbrance arising by operation of law and in the ordinary course of trading; (ab) Encumbrance which is incidental to the Company Business;
(ac) Encumbrance arising by operation of Tax law and in the ordinary course of business; (ad) Encumbrance entered into in the ordinary course of business securing any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price; or (ae) any Encumbrance due to a leasing contract entered into in the ordinary course of business with the Company, Kirk U.S. or Kirk Scantel as lessee; or (iv) any Encumbrance over or affecting any asset acquired by the Company, Kirk U.S or Kirk Scantel after the Agreement Date if: (aa) the Encumbrance was not created in contemplation of the acquisition of that asset by the Company, Kirk U.S. or Kirk Scantel; (ab) the principal amount secured or the restriction has not been increased in contemplation of, or since the acquisition of that asset by the Company, Kirk U.S. or Kirk Scantel; and (ac) the Encumbrance is removed or discharged within six (6) months of the date of the acquisition of such asset.

     "PERSON" means any individual, corporation, general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Regulatory Authority (defined below).

     "PRELIMINARY NET INCOME STATEMENT" has the meaning stated in Section 5.10.

     "PRELIMINARY POSITIVE NET AMOUNT" has the meaning stated in subsection 2.2(b)(ii)(B).

     "PRO RATA SHARE" means, with respect to each Seller receiving payment pursuant to Section 2.1, the quotient (rounded to the fourth decimal place) obtained by dividing (a) the number of Company Shares held by such Seller immediately prior to the Closing, by (b) the total number of Company Shares outstanding immediately prior to the Closing.

     "PUBLIC SOFTWARE" means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux), including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License
(SISL) and the Apache License.

     "PURCHASE PRICE" means the Base Price, adjusted as follows: (a) increased or decreased as a result of the Net Income Adjustment; and (b) reduced to the extent of any Transaction Expenses as of the Closing paid or to be paid by the Company, to the extent not already reflected in the Net Income Adjustment. For purposes of this definition:

     -    "BASE PRICE" means DKK 388,000,000.

     - "NET INCOME ADJUSTMENT" means (i) if the Company Net Income exceeds DKK 21,000,000, a DKK-for-DKK increase to the Base Price equal to the amount by which the Company Net Income exceeds DKK 21,000,000, and
          (ii) if the Company Net Income is less than DKK 21,000,000, a DKK-for-DKK reduction from the Base Price equal to the amount by which the Company Net Income is less than DKK 21,000,000.

     "REGULATORY AUTHORITY" means any court, administrative agency, commission or other governmental or regulatory agency or authority.

     "REPEATING WARRANTIES" means the Warranties repeated at Closing as set forth in Section 3.1.

     "SELLER ANCILLARY AGREEMENTS" means the Consultant Agreement, the Non-competition and Invention Assignment Agreements, and any other agreements (other than this Agreement) and documents to which one or more of the Sellers is or will be a party that are required to be executed pursuant to this Agreement.

     "SELLERS' KNOWLEDGE" shall mean, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of the Sellers or of Peter Skov, Erik Stridbaek, Steen Lonberg Jorgensen or Soren E. Mikkelsen of such fact, circumstance, event or other matter after having made due and reasonable inquiries prior to the Agreement Date (and only then) to each of Ole Lysgaard Madsen, Karsten Omann, Heidi T. Jorgensen, Claus W. Thomsen and Soren
K. Andersen, allowing such persons to make due and reasonable investigations into the subject matter in question before responding to such inquiries.

     "SPECTRALINK" means SpectraLink Corporation, a company incorporated and existing under the laws of a Delaware, 5755 Central Avenue, Boulder, Colorado, USA.

     "SUBSIDIARY" shall have the meaning set forth in Annex 1, part B, item 2 of the Danish Financial Statements Act.

     "TAX" and "TAXES" mean all taxes and tax liabilities whether actual or deferred, including income, gains, franchise, excise, property, sales, use, employment, license, payroll, services, occupation, recording, value added or transfer taxes, VAT, governmental charges, fees, levies, assessments or other taxes (whether payable directly or by withholding), and, with respect to such taxes, charges, fees, levies and assessments, any estimated tax, interest, fines, penalties or additions and interest on such fines, penalties and additions.

     "TERMINATION DATE" means March 31, 2006.

     "TRANSACTION EXPENSES" has the meaning specified in Section 12.6.

     "USD" means US dollars, the basic unit of currency in the United States of America.

     "WARRANTIES" means the warranties undertaken by the Sellers as set forth in
Section 3.1 and Annex I.

                                    ARTICLE 2

                               THE SHARE PURCHASE

     2.1 Agreement to Sell and Purchase Shares. Each Seller hereby agrees to sell, convey, assign, transfer and deliver to Buyer, and Buyer hereby agrees to purchase from each Seller, at Closing and subject to the terms and conditions of this Agreement, all Company Shares held by each such Seller as set forth opposite such Seller's name in Exhibit A (which in the aggregate constitute all of the issued and outstanding shares of the Company), free and clear of all Encumbrances and with the benefit of all rights of whatsoever nature attaching or accruing to such shares on or after Closing, in consideration of a cash payment equal to such Seller's Pro Rata Share of the Purchase Price (subject to Sections 2.2 and 2.3 below).

     2.2 Closing and Purchase Price.

          (a) Closing. Closing of the Share Purchase ("CLOSING") will take place at the offices of Jonas Bruun, Bredgade 38, DK-1260 Copenhagen K, on January 3, 2006, provided that the conditions set forth in Article 7 and Article 8 have been satisfied or waived in accordance with this Agreement (other than those conditions which, by their terms, are to be satisfied at Closing), or at such other location, time and date as the parties hereto agree in writing.

          (b) Payment of Purchase Price.

               (i) At the signing. At the signing of this Agreement, the Buyer shall deposit an amount of USD 55,147,581.37 (the "FIRST ESCROW AMOUNT") in an escrow account (the "ESCROW ACCOUNT") with Nordea Bank Danmark A/S (the "ESCROW AGENT") on the terms set out in Exhibit H hereto (the "ESCROW AGREEMENT"), such payment to be evidenced by a statement from Danske Bank confirming that the First Escrow Amount has been irrevocably transferred to the Escrow Account.

               (ii) At Closing. At Closing the Buyer shall against the Sellers' delivery of the items listed in subsections 2.2(c) pay the First Installment, deposit the Preliminary Positive Net Amount, if any, and deposit the Holdback Amount as follows:

                    (A) Payment of First Installment. Buyer shall transfer by means of wire transfer to each Seller in accordance with the wire instructions set forth in Exhibit A hereto each such Seller's Pro Rata Share of an aggregate amount (the "FIRST INSTALLMENT") equal to:

                         (aa) DKK 349,200,000 minus the Net Income Adjustment
amount if the Company Net Income pursuant to the Preliminary Net Income Statement is less than DKK 21,000,000; or

                         (ab) DKK 349,200,000 if the Company Net Income pursuant
to the Preliminary Net Income Statement is equal to or higher than DKK
21,000,000.

                         At Closing, the First Escrow Amount shall have been
converted into DKK and shall be released to the Sellers as payment of the First Installment. If the First Escrow Amount in DKK is less than the First Installment to be paid by Buyer, then Buyer shall pay any difference in DKK directly to the Sellers. If the First Escrow Amount in DKK exceeds the First Installment, Buyer shall be entitled to demand that the excess amount be released to Buyer at Closing.

                    (B) Deposit of the Preliminary Positive Net Amount. If the Company Net Income pursuant to the Preliminary Net Income Statement is higher than DKK 21,000,000, Buyer shall deposit the excess amount (the "PRELIMINARY POSITIVE NET AMOUNT") on the Escrow Account on the terms set out in the Escrow Agreement as security for Buyer's duty (if any) to pay the Net Amount.

                    (C) Deposit of Holdback Amount. Buyer shall deposit the Holdback Amount on the terms set out in the Escrow Agreement.

               (iii) Post-Closing True-Up.

                    (A) Calculation. The Sellers shall deliver the Final Net Income Statement as promptly as possible (and in any event within thirty (30) Business Days) following Closing. The Final Net Income Statement shall be (i) derived from and in accordance with the books and records of the Group Companies, (ii) fairly and accurately representative of the revenue, cost of revenue, operating expenses and after tax "net profit" of the Group Companies as of the Closing, and (iii) prepared in accordance with the Accounting Principles and the Danish Financial Statements Act applied on a basis consistent with prior periods. The Sellers shall specify the basis for any changes between the Preliminary Net Income Statement and the Final Net Income Statement. If Buyer accepts the Final Net Income Statement, then: (1) if the net amount of the Purchase Price, with the Net Income Adjustment component calculated based on the Final Net Income Statement, less the Holdback Amount and the First Installment (the "NET AMOUNT") is greater than zero (0), then Buyer shall pay an aggregate cash amount equal to the Net Amount within five (5) Business Days of such acceptance, by means of a wire transfer to each Seller of such Seller's Pro Rata Share of such amount in accordance with the wire instructions set forth on Exhibit A hereto, whereas (2) if the Net Amount is less than zero (0), then Buyer shall be entitled to elect either (or a combination of) the following: (a) the Sellers' shall personally (and severally but not jointly) indemnify, within five (5) Business Days of such acceptance, Buyer for the amount of such difference, or (b) such difference shall be treated as indemnifiable Damages under Section 10.2, and the Sellers shall be conclusively deemed to have consented (and without any right to contest), to the forfeiture of such portion of the Holdback Amount sufficient to satisfy such Damages. The Sellers shall in the period following Closing be granted reasonable access to the books, records and employees of the Group Companies in order for the Sellers to prepare the Final Net Income Statement.

                    (B) Review of Final Net Income Statement. Buyer shall be entitled to review the Final Net Income Statement for a period of twenty (20) Business Days after the date it receives the Final Net Income Statement (the "REVIEW PERIOD"), and during the Review Period the Sellers agree to make themselves available as reasonably requested by Buyer to address inquiries and provide supporting information with respect to the Final Net Income Statement. Buyer may dispute the Final Net Income Statement by delivering written notice to the Sellers setting forth the item(s) in dispute and, in reasonable detail, the basis for the dispute (a "DISPUTE NOTICE"), at any time during the Review Period. If Buyer does not deliver a Dispute Notice to the Sellers before 11:59 P.M. Colorado Time on the last day of the Review Period, Buyer shall be deemed to have accepted the Final Net Income Statement as of the date following the expiration of the Review Period.

                    (C) Dispute Resolution. In the event that Buyer delivers a Dispute Notice to the Sellers during the Review Period, Buyer and the Sellers shall meet within thirty (30) Business Days of the delivery of such Dispute Notice to attempt to resolve such dispute in good faith. If a final resolution of such dispute is reached, the agreed upon Final Net Income Statement shall be deemed final and binding. If no final resolution is reached within thirty (30) Business Days of the delivery of such Dispute Notice, either Buyer or each of the Sellers may, at their option request that the dispute be submitted to Ernst & Young State-Authorized Accounting Firm, or if Ernst & Young does not accept such task, another independent, well-reputed, international accounting firm having an office in Copenhagen, Denmark, appointed by the Association of State Authorized Accountants in Denmark (in Danish: "Foreningen af Statsautoriserede Revisorer") or such other firm as mutually agreed to by Buyer and the Sellers (the "INDEPENDENT ACCOUNTANT"). In the event a dispute is submitted to the Independent Accountant, (i) each of the parties to this Agreement shall provide full cooperation to the Independent Accountant, and (ii) each such party may submit a "position paper" to the Independent Accountant setting forth the position of such party with respect to such dispute, to be considered by such Independent Accountant as it deems fit. The Independent Accountant shall (1) act in its capacity as an expert and not as an arbitrator, (2) consider only those specific matters as to which there is a dispute between the Buyer and the Sellers, and (3) be instructed to reach its conclusions regarding any such dispute within thirty (30) Business Days after its appointment and provide a written explanation of its decision. The fees and expenses charged by the Independent Accountant shall be borne by the party whom the Independent Accountant determines is least correct in the aggregate with respect to the disputed item(s) referred to the Independent Accountant. In the event both parties are equally correct/incorrect, the fees and expenses shall be split evenly between the Buyer, on the one hand, and the Sellers, on the other hand. The decision of the Independent Accountant shall be final and binding with respect to the determination of the Final Net Income Statement. Within five (5) Business Days following the earliest of (aa) mutual agreement upon a Final Net Income Statement, or (bb) receipt of written notice of a final decision of the Independent Accountant, Buyer shall pay any additional amount required pursuant to clause (A) to the extent that the Net Amount calculated on the basis of the Final Net Income Statement exceeds zero (0), or alternatively Buyer shall automatically be entitled to elect either indemnification by the Sellers personally or forfeiture of a portion of the Holdback Amount to the extent that the Net Amount is less than zero (0).

               (iv) Other Terms of Payment. No interest will be paid or accrued on any cash payable pursuant to Article 2, except the Holdback Amount and except if any amount is not paid when due in which case interest will accrue under the Danish Act on Interest (in Danish: "Renteloven"). The Sellers hereby agree that payment of the First Installment will be in full satisfaction of all rights pertaining to the Company Shares (other than pursuant to Sections 2.2 and 2.3), and no dividends or distributions will be paid after the Agreement Date or after the Closing with respect to the Company Shares or otherwise to the Sellers. Any Danish stamp duty, transfer Tax or similar Tax payable in connection with the transfer of Company Shares by any Seller will be payable by such Seller.

               (v) Release of a deposited amount in excess of Holdback Amount. If following the payment of the Net Amount under subsection 2.2(b)(iii)(A) or, in case a Dispute Notice is given, under subsection 2.2(b)(iii)(C), the amount on the Escrow Account exceeds the Holdback Amount plus interest accrued thereon, then the Buyer shall be entitled to demand that the Escrow Agent releases such excess amount to Buyer. Any such amount shall be released not earlier than five
(5) Business Days and not later than ten (10) Business Days after the Escrow Agent's receipt of notice from Buyer to this effect, such notice to be given on or after the date of the Final Net Income Statement becoming final under subsection 2.2(b)(iii) with a copy to the Sellers.

          (c) Deliverables of the Sellers at Closing. At Closing, the Sellers shall, against delivery by Buyer of payment of the First Installment pursuant to subsection 2.2(b)(ii) and Buyer's deposit of the Preliminary Positive Net Amount (if any) and the Holdback Amount on the Escrow Account pursuant to subsection 2.2(b)(ii),deliver to Buyer:

               1. The Company's register of shareholders with the Buyer duly registered as the owner of the Company Shares, free and clear of all Encumbrances.

               2. The original share certificates pertaining to the Company Shares duly endorsed to evidence the Share Purchase;

               3. The Group Companies' minute books including minutes of general meetings, minutes of meetings of the boards of directors and audit minutes to the extent such documents are not in the possession of the Group Companies.

               4. Signed letters of resignation from the Directors then in office and elected by a general meetings of the Group Companies (except for employee representatives), confirming their respective resignations and confirming that they do not have any claims against the Group Companies other than for fees as board members for the period from May 1st 2005 until Closing (which fees shall be fully reflected in the Preliminary and Final Net Income Statement), and relinquish any other rights which they may have under any contract of employment, consultancy, etc. with the Group Companies and under any statutory provisions or otherwise including any rights to damages for wrongful dismissal, redundancy or compensation for loss of office or unfair dismissal; it being agreed and understood that the entire agreement between Peter Skov, the Group Companies and the Buyer shall be as set out in this Agreement, including Exhibits B and C.

               5. Documentation evidencing that the Supervisory Board of the Company has approved the sale and purchase of the Company Shares as contemplated in this Agreement.

               6. Documentary evidence of the due execution of this Agreement in accordance with each Sellers' rules of signature.

               7. The Preliminary Net Income Statement, cf. Article 5.10.

               8. A statement (if any) with respect to Repeating Warranties as set out in Section 9.1(d).

               9. A statement from each Seller confirming that the Sellers' conditions specified in Article 7 have been fulfilled or waived.

               10. A statement confirming that Buyer's conditions specified in
Article 8 are fulfilled to the extent such conditions are under the Sellers' control.

               11. Index of Additional Due Diligence Documentation.

          (d) Deliverables of Buyer at Closing. At Closing, Buyer and SpectraLink shall, against the Sellers' delivery of the items set forth in subsection 2.2(c), deliver to the Sellers:

               1. Documentary evidence of the due execution of the Agreement in accordance with the Buyer's and SpectraLink's respective rules of signature.

               2. Evidence that the First Installment has been transferred to the Sellers as set forth in subsection 2.2(b)(ii).

               3. Evidence that the Preliminary Positive Net Amount (if any) and the Holdback Amount have been deposited on the Escrow Account.

               4. A statement confirming that Buyer's conditions specified in
Article 8 have been fulfilled or waived.

               5. A statement confirming that Sellers' conditions specified in
Article 7 are fulfilled to the extent such conditions are under the Buyer's control.

          (e) Deliverables of the Sellers at signing of this Agreement. At signing of this Agreement, the Sellers shall deliver to the Buyer:

               1. Documentary evidence of the due execution of this Agreement in accordance with each Seller's rules of signature.

               2. The Escrow Agreement duly executed by each Seller.

          (f) Deliverables of Buyer and SpectraLink at signing of this Agreement. At signing of this Agreement, Buyer shall deliver to the Sellers:

               1. Documentary evidence of the due execution of this Agreement in accordance with the Buyer's and SpectraLink's respective rules of signature.

               2. The Escrow Agreement duly executed by Buyer and SpectraLink.

               3. Documentary evidence that Danske Bank has irrevocably transferred the First Escrow Amount to the Escrow Agent.

          (g) Expenses relating to the termination of Peter Skov's employment with the Company. The parties agree that if, for accounting purposes, the Preliminary or Final Net Income Statement includes a provision for the costs relating to the termination of Peter Skov's employment with the Company, this shall have no impact on the Purchase Price. Therefore, the Net Income Adjustment shall be calculated on the basis of a Company Net Income of DKK 21,000,000 less the after tax effects of such provision. The minimum Company Net Income in
Section 8.5 shall be reduced by the same amount.

     2.3 Release of Holdback Amount.

          (a) The Holdback Amount shall serve as collateral to secure the indemnification obligations of Sellers pursuant to Article 10 of this Agreement from Closing until 11:59 p.m. Colorado time on the date that is fifteen (15) months following the Closing (the "RELEASE DATE"), or such later date as provided in Section 2.3(b) and the payment to the Sellers of the remaining part of the Purchase Price, if any, at the expiry of the Release Date. Interest shall accrue on the Holdback Amount at the interest rate granted from time to time by the Escrow Agent for deposits of the same nature and length as the amount on escrow and as set out in the Escrow Agreement. No portion (nor all) of the Holdback Amount, nor any beneficial interest therein, may be pledged, subjected to any Encumbrance, sold, assigned or transferred by Buyer or by any Seller, or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of Buyer or any Seller, prior to the disbursement of the Holdback Amount to Buyer or to any Seller in accordance with Section 2.3(b) below, except that Sellers shall be entitled to assign their rights to the Holdback Amount by will, by the laws of intestacy or by other operation of law.

          (b) Within five (5) Business Days following the Release Date, the Escrow Agent will disburse to each Seller, in accordance with the wire transfer instructions for each Seller specified on Exhibit A, such Seller's Pro Rata Share of the Holdback Amount in excess of that portion of the Holdback Amount that (i) has been released to Buyer in satisfaction of previously resolved claims in accordance with Article 10 of this Agreement, and/or (ii) is necessary to satisfy all unsatisfied or disputed claims specified in any notice of Claim delivered to the Sellers with a copy to the Escrow Agent prior to the Release Date and pursued by legal action, both as required under Article 10 of this Agreement. Together with such disbursement each Seller shall receive such Seller's Pro Rata Share of interest accrued on the released part of the Holdback Amount. Any portion of the Holdback Amount held following the Release Date with respect to pending but unresolved Claims that is not awarded to Buyer upon the resolution of such Claims shall be disbursed to the Sellers within five (5) Business Days following resolution of such Claims.

     2.4 Tax Consequences. Neither Buyer nor the Sellers make any representations or warranties to the other party regarding the Tax treatment of the Share Purchase, or any of the Tax consequences to the other party of this Agreement or any of the transactions or agreements contemplated hereby. The parties acknowledge that they are relying solely on their own Tax advisors in connection with this Agreement and the transactions and agreements contemplated hereby.

     2.5 Tax Withholding Rights. Buyer shall be entitled to deduct and withhold from the payments to any Seller hereunder such amounts as Buyer is required to deduct and withhold under the laws of Denmark due to the Sellers' tax liabilities with respect to any such deliveries and payments. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

     2.6 Further Assurances. The Sellers hereby agree, subject to the Buyer's performance of its obligations under this Agreement, from and after the Agreement Date and continuing after the Closing, to (i) file any notice, statement or other communication, (ii) obtain and provide to Buyer (and will immediately prepare all filings and applications, requests and notices preliminary to obtaining) all approvals and consents, (iii) execute and deliver all such other and additional instruments, notices, assignments, releases, undertakings and documents, and (iv) do all such other acts and take such further actions necessary or reasonably desirable to assure to Buyer all the rights and interests granted under this Agreement. The Sellers further agree to take or cause to be taken such other actions as Buyer may reasonably require (a) to transfer, convey and assign to Buyer, and vest in Buyer, the Company Shares and (b) to carry out such Sellers' obligations under this Agreement and give effect to the transactions contemplated hereby.

                                    ARTICLE 3

                 SELLERS' WARRANTIES (IN DANISH: "INDESTAELSER")

     3.1 Warranties. By executing this Agreement, each Seller (severally and not jointly) makes to the Buyer the warranties and statements contained in Annex I hereto (the "WARRANTIES"), each of which will be considered a part of this
Article 3. Such Warranties are made and shall, subject to the qualifications set out in section 3.2, be true and correct as of the Agreement Date, and those marked with an asterix (*) in Annex I (the "REPEATING WARRANTIES") shall be repeated at Closing and shall, subject to the qualifications set out in section 3.2, also be true and correct as of Closing.

     3.2 Qualifications of Warranties.

          The Sellers' Warranties are subject to the following qualifications:

          (a) The Buyer and its advisors have prior to the execution of this Agreement conducted, and will prior to Closing be able to conduct, a review of the written material of the Group Companies set out in Exhibit F hereto (the "DUE DILIGENCE DOCUMENTATION"), which material will be updated in the period from the Agreement Date until Closing to reflect events occurring in this period, which updating (the "ADDITIONAL DUE DILIGENCE DOCUMENTATION") will be communicated to Buyer and specified in an appendix to be delivered by the Sellers at Closing. The Sellers shall not be liable for any breach of the Warranties to the extent it was within Buyer's or its advisors' actual knowledge prior to signing of this Agreement that the Warranties were incorrect. Information shall only be deemed to have been within Buyer's and/or its advisors' actual knowledge if it has been fairly and adequately presented to Buyer and/or Buyer's external advisors in the Due Diligence Documentation and in a manner or form that would reasonably enable a buyer of the Company Shares to recognize an issue in violation of the Warranties. The Additional Due Diligence Documentation shall not serve as a disclosure to the Repeating Warranties.

          (b) The Warranties, including all Schedules thereto, are subject to the disclosures set forth in the letter addressed to Buyer from the Sellers and dated as of the Agreement Date (which will specifically reference the Sections of this Agreement, including the Warranties, to which the specific items of disclosure therein constitute an exception, and which shall be considered included under any other Section of the Agreement only to the extent such inclusion is readily recognizable based on the substance of such disclosure) which has been delivered by the Sellers to Buyer concurrently with the parties' execution of this Agreement as Exhibit E (the "DISCLOSURE LETTER"). The Sellers shall not be liable for any breach of the Warranties if, subject to the preceding provisions of this Section, the event, circumstance or document making the Warranties incorrect, incomplete and/or misleading is fairly and adequately stated or specifically referred to in the Disclosure Letter, and provided that any document referred to in the Disclosure Letter have been presented as part of the Due Diligence Documentation.

          (c) The Sellers understand that Buyer is entering into this Agreement in reliance on the Warranties and no qualifications is made with respect to the Warranties set forth in Section I.1 (Good and Valid Title), Section II.4 (Capitalization) and Section 10 (Taxes) of Annex I, except for such qualifications explicitly stated in the corresponding section of the Disclosure Letter.

     3.3 No implied warranties etc. Subject to what is stated elsewhere in this Agreement, the Warranties are the Sellers' complete and exhaustive warranties regarding the business of the Group Companies, and, consequently, the Buyer cannot rely on any other warranties including but not limited to implied warranties or assumptions in this respect; nor do the Sellers make any warranties in respect of forecasts, estimates, assessments, on future developments, events, or figures found in the Due Diligence Documentation or the Additional Due Diligence Documentation or elsewhere expressing the Sellers', the Company's management's and/or the Group Companies' expectations.

                                    ARTICLE 4

                WARRANTIES AND COVENANTS OF BUYER AND SPECTRALINK

     Buyer and SpectraLink warrant to the Sellers that each of the statements contained in the following sections of this Article 4 is true and correct as of the Agreement Date and will be true and correct as of the Closing, and hereby agrees with the Sellers as follows.

     4.1 Organization and Good Standing. SpectraLink is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Buyer is a corporation duly organised and validly existing under the laws of Denmark, and Buyer and SpectraLink have the power and authority to own, operate and lease their properties and to carry on their business as presently being conducted and as proposed to be conducted.

     4.2 Power, Authorization and Validity.

          (a) Buyer and SpectraLink have the right, power and authority to enter into and perform their respective obligations under this Agreement. The execution, delivery and performance of this Agreement, and the Share Purchase, have been duly and validly approved and authorized by the Boards of Directors of Buyer and SpectraLink. This Agreement has been duly executed and delivered by Buyer.

          (b) No filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable Buyer or SpectraLink to enter into and to perform their respective obligations under this Agreement, except for such filings, authorizations, consents, approvals, permits, orders, registrations and declarations, if any, that if not made or obtained by Buyer or SpectraLink would not be material to Buyer's ability to consummate the Share Purchase or to perform their respective obligations under this Agreement.

          (c) This Agreement constitutes a valid and binding obligation of Buyer and SpectraLink enforceable against Buyer and SpectraLink in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     4.3 No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of any of the transactions contemplated herein or therein, will
(a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of SpectraLink or the articles of association of Buyer, each as currently in effect, or (b) except as would not have a Material Adverse Effect on Buyer or SpectraLink, conflict with or violate any Applicable Law.

     4.4 No Warranty Claims. On the Agreement Date Buyer represents that Buyer has no actual knowledge of any claims (actual or potential) against the Sellers due to a breach of the Warranties.

                                    ARTICLE 5

                      PRE-CLOSING COVENANTS OF THE SELLERS

     During the time period from the Agreement Date until the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with the provisions of Article 9, each of the Sellers covenant and agree with Buyer as follows:

     5.1 Advice of Changes. If and when known to each of the Sellers, each of the Sellers will promptly advise Buyer in writing of (a) any event occurring after the Agreement Date that would render any of the Warranties to be untrue or inaccurate such that the condition set forth in Section 8.1 would not be satisfied if made on or as of the date of such event or the Closing; (b) any breach of any covenant or obligation of the Sellers pursuant to this Agreement such that the condition set forth in Section 8.2 would not be satisfied; (c) any termination, expiration or lapsing of any Material Agreement or any material provision thereof to the extent reasonably possible at least five Business Days prior thereto; and (d) any event, change, violation, inaccuracy, circumstance or effect that has a Material Adverse Effect on the Company. Each of the Sellers will notify Buyer in writing promptly after learning of any Action by or before any Regulatory Authority or arbitrator initiated by or against it, or if it receives or becomes aware of any written threat of any Action against the Company or any of its directors, officers, employees or shareholders in their capacity as such.

     5.2 Maintenance of Business. The parties hereto understand and acknowledge that it is their intent to work closely together during the time period from the Agreement Date until the Closing to the extent permissible under Applicable Law. If the Sellers become aware of a material deterioration in the relationship between the Company and any significant customer, significant supplier, Designated Employee or significant number of other employees of the Company, each of them will promptly bring such information to the attention of Buyer in writing and, if requested by Buyer, will exert all reasonable efforts to restore and retain the affected relationship. To the extent permitted by Applicable Law, each of the Sellers will procure that the Company will use all reasonable efforts to optimize its business, planning, operations, research and development and other similar matters with Buyer before the Closing. At Buyer's request and subject to the foregoing, such cooperation may include setting sales, marketing, planning, research and development schedules and other similar matters. Each of the Sellers shall use reasonable best efforts to procure that the Group Companies comply with US export control laws (requiring a company not to ship products to designated countries and individuals, cf. www.cbp.gov/xp/cgov/export/persons_list) except to the extent such compliance would cause the Group Companies to breach Contracts existing on the Agreement Date.

     5.3 Conduct of Business. Each of the Sellers will procure that the Company will continue to conduct its business in the ordinary course, consistent with past practice, and, to the extent consistent therewith, will (i) pay all of its debts and material Taxes when due, subject to good faith disputes over such debts or material Taxes, (ii) pay or perform its other obligations when due, and
(iii) carry on and preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others with whom Company has contractual or other material commercial relations in substantially the same manner as they have prior to the Agreement Date; it being understood and agreed that nothing in this Agreement shall constitute or be deemed a covenant or undertaking that such officers, employees, customers, suppliers, licensors, licensees, distributors and other business relations will in fact continue their relation with the Company. Without limiting the foregoing, prior to the Closing, each of the Sellers shall procure that the Company will not, without the prior written consent of a duly authorized officer of Buyer, enter into any transaction or Contract, make any payment or take any action, in each case outside of the ordinary course of business or inconsistent with past practice, including:

          (a) incur any Liability other than in the ordinary course of business and consistent with past practice;

          (b) incur any Liability as guarantor or surety with respect to any obligation of a Person other than Group Companies;

          (c) make any loan to Directors or Managers of Group Companies or the Sellers or make a capital contribution to, or invest in, any Person other than in the ordinary course of business and consistent with past practice (or as required to effect the transactions contemplated by this Agreement);

          (d) place any Encumbrance on any of its properties or grant any Encumbrance with respect to any of its assets other than Permitted Encumbrances;

          (e) purchase, license, sell or otherwise dispose of, or enter into any Contract for the purchase, license, sale or other disposition of, any assets or properties (real or personal, tangible or intangible) other than in the ordinary course of business and consistent with past practice;

          (f) declare, set aside or pay any dividend on, or make any other distribution in respect of, its share capital, split, combine or recapitalize its share capital or directly or indirectly redeem, purchase or otherwise acquire its share capital;

          (g) enter into, materially amend, terminate or not renew any Material Agreement;

          (h) pay or discharge any Encumbrance or Liability other than in the ordinary course of business, consistent with past practice;

          (i) amend or change its articles of association and in the case of Kirk U.S. its articles of incorporation or bylaws;

          (j) make proposals for or effect unsolicited, accelerated shipments of inventory on terms others than in accordance with the agreement in effect with such customer to any customers with the intent to distort or manipulate earnings;

          (k) materially change the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

          (l) terminate the employment of any of its employees as of the Agreement Date other than for misconduct, malfeasance or otherwise for cause (in which case the Company shall to the extent reasonably possible provide Buyer at least five Business Days' advance written notice prior to any such termination);

          (m) sell, issue, create, grant or authorize the issuance or grant of any Company Shares or any Company Rights;

          (n) amend any Employee Plan (except as may be required by Applicable
Law), or pay, increase or modify any bonus, royalty, increased salary, severance or special remuneration, or increase or amend any salary, or incur any Liability to any Director, Manager, employee, consultant or independent contractor (except as is already accrued or pursuant to existing Contracts), amend any existing or enter into any new employment, consulting or severance Contract with any such person, or enter into any new Employee Plan;

          (o) fail to maintain its equipment and other assets in accordance with applicable governmental rules, regulations and ordinances and working order and repair according to the standards it has maintained to the Agreement Date, subject only to ordinary wear and tear;

          (p) change accounting methods or policies or other than in accordance with the Accounting Policies revalue, write off or write up the value of any inventory, accounts receivable or other assets;

          (q) waive or release any material right or claim;

          (r) except for the Share Purchase, merge, consolidate or reorganize with, or acquire, any Person;

          (s) agree to any material audit assessment by any Tax authority or file any material Return unless a copy of such Return has first been delivered to Buyer for its review at a reasonable time prior to filing;

          (t) change any insurance coverage or issue any certificates of insurance (except for the planned renewal of existing policies on terms not materially different from those in effect on the Agreement Date);

          (u) commence a lawsuit other than (i) for the routine collection of bills or (ii) to enforce this Agreement or otherwise in connection with the transactions contemplated hereby, or (iii) in such cases where it in good faith determines that failure to commence such a lawsuit would result in the material impairment of a valuable aspect of the Company Business; provided, however, that in the case of clause (iii), it consults with Buyer at a reasonable time prior to the filing of such a lawsuit; or

          (v) (i) give, offer, pay, promise to pay or authorize payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to (ii) any (aa) governmental official or employee, (ab) political party or candidate thereof, or (ac) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

     5.4 No Solicitation; Acquisition Proposals. Each of the Sellers shall procure that neither the respective Seller nor the Company or any of its directors, officers, employees or Affiliates or any investment banker, attorney or other advisor or representative retained by any of them (collectively, the "COMPANY REPRESENTATIVES") shall, directly or indirectly: (i) solicit or initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal or take any other action intended to lead to an Acquisition Proposal; (ii) respond to any inquiry, offer or proposal concerning any Acquisition Proposal (other than to respond to such inquiry, offer or proposal by indicating that the Company is not interested in any Acquisition Proposal);
(iii) furnish any information regarding the Company to any Person in connection with or in response to any inquiry, offer or proposal concerning any Acquisition Proposal (other than to respond to such inquiry, offer or proposal by indicating that Company is not interested in any Acquisition Proposal); (iv) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of, any Acquisition Proposal; (v) cooperate with, facilitate or encourage any effort or attempt by any Person to effect any Acquisition Proposal; (vi) withhold, withdraw or modify (or publicly propose or announce any intention or desire to withhold, withdraw or modify), in a manner adverse to Buyer, the approval of the Supervisory Board of Company of this Agreement and/or any of the transactions contemplated hereby, (vii) approve, endorse or recommend any Acquisition Proposal; (viii) execute, enter into or become bound by any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal; or (ix) take any action or position that is inconsistent with, or withdraw or modify (or publicly propose or announce any intention or desire to withdraw or modify), in a manner adverse to Buyer, the Company's support of the Share Purchase. The Sellers will and will procure that the Company will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.4 by any Company Representative will be deemed to be a breach of this Section 5.4 by the Sellers. The Sellers will advise Buyer, as soon as reasonably practicable (and in no event more than two business days thereafter), orally and in writing, of (i) any Acquisition Proposal, any request for nonpublic information which the Sellers reasonably believe could lead to an Acquisition Proposal or any inquiry with respect to or which the Sellers reasonably believe could lead to an Acquisition Proposal, (ii) the material terms (including price) and conditions of such Acquisition Proposal, request or inquiry, and (iii) the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

     5.5 Necessary Consents. Each of the Sellers shall procure that the Company will use its reasonable best efforts to obtain all such written consents, assignments, waivers and authorizations or other certificates from third parties (including those disclosed under Section II.12 of the Disclosure Letter, if any), give notices to third parties and take such other actions as may be necessary or appropriate, in addition to those set forth in this Article 5, to facilitate and effect the consummation of the transactions provided for herein and to facilitate and allow Buyer and the Company to carry on the Company Business after the Closing and to keep in effect and avoid the breach of, violation of, termination of, or adverse change to any Contract to which the Company is a party or is bound or by which any of its assets or properties are bound or affected; it being understood and agreed that nothing in this Agreement shall constitute or be deemed a covenant or undertaking that such consents, assignments, waivers and authorizations or certificates will in fact be obtained, or that the Company Business can in fact be carried on after Closing, or that such breach, violation, termination or adverse change will in fact not occur.

     5.6 Access to Information. Each of the Sellers shall procure that the Company will provide Buyer and its agents with reasonable access at reasonable times to the files, books, records, technology (other than source code), assets, Contracts, personnel and offices of the Company, including any and all information relating to Taxes, commitments, Contracts, real, personal and intangible property (other than source code), Liabilities and financial condition. Each of the Sellers shall procure that the Company will use reasonable efforts to cause its accountants to cooperate with Buyer in making available all financial information reasonably requested by Buyer, including all working papers pertaining to all financial statements prepared or audited by such accountants. Subject to compliance with applicable law, from the Agreement Date until the earlier of the termination of this Agreement and the Closing, each of the Sellers shall procure that the Company shall confer from time to time as requested by Buyer with one or more representatives of Buyer to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company. No information or knowledge obtained in any investigation pursuant to this Section 5.6 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Share Purchase.

     5.7 Satisfaction of Conditions Precedent; Cooperation.

          (a) Each of the Sellers will use all reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 8 as promptly as reasonably possible and will use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things as may be necessary or reasonably desirable to effect completely the Share Purchase and the other transactions provided for herein as promptly as reasonably possible.

     5.8 Employees.

          (a) The Sellers shall procure that the Group Companies will use all reasonable efforts to retain the employment of the Designated Employees and to secure their continued employment after Closing, and the Sellers will, and will procure the Group Companies to, promptly notify Buyer if any of them becomes aware that any Designated Employee intends to leave the employ of the Group Companies; it being understood and agreed that nothing in this Agreement shall constitute or be deemed a covenant or undertaking that such continued employment of the Designated Employees can in fact be secured.

          (b) With respect to any employee of the Group Companies, (i) the Sellers shall procure that the Group Companies shall assist Buyer in any manner reasonably requested by Buyer in encouraging such employees to continue their employment with the Group Companies, and (ii) the Sellers shall procure that the Group Companies shall cooperate with Buyer and assist Buyer with respect to any reasonable inquiries relating to the employees of the Group Companies, including reasonable amendments to such employees employment terms; it being understood and agreed that nothing in this Agreement shall constitute or be deemed a covenant or undertaking that such continued employment of the employees or that such amendments can in fact be secured. With respect to matters described in this Section 5.8(b), the Sellers shall procure that the Company will not send any notices or other communication materials to its employees that may adversely effect Buyer's attempt to retain such Company employees without Buyer's prior written consent.

     5.9 Termination of Shareholder Agreements. The Sellers will cause the shareholders' agreement between themselves regarding the Company (the "SHAREHOLDERS' AGREEMENT") to be terminated, effective as of the Closing, and the Sellers will cause the parties to the Shareholders'

Agreements to waive all of their respective rights vis-a-vis the Company thereunder, effective as of the Closing.

     5.10 Preliminary Net Income Statement. The Sellers shall prepare and deliver to Buyer on December 28, 2005 before 5 p.m. C.E.T. or - if Closing is postponed - at least five (5) Business Days prior to Closing, a draft of the Preliminary Net Income Statement as well as the corresponding balance sheet allowing the Buyer to discuss such draft statement with the Sellers prior to Closing. At Closing, the Sellers shall deliver to Buyer the Preliminary Net Income Statement certified by Peter Skov in the form set out in Exhibit I. The Preliminary Net Income Statement shall be derived from and in accordance with the books and records of the Group Companies, and in conformity with the Accounting Principles and the Danish Financial Statements Act applied as for year end financial statements and with no changes in the method of application of the Accounting Principles or changes in the method of applying the Group Companies use of estimates as compared with the Financial Statements and which fairly presents the financial conditions of the Group Companies as of the date thereof. Subject to the foregoing general principles, the Sellers shall prepare the Preliminary Net Income Statement in good faith and on the basis of assumptions and estimations which were reasonable as of Closing, including but not limited to with respect to holiday allowances, taxes, overtime payments, and employee bonuses to which employees have a legal right and shall include any extraordinary items, which extraordinary items shall be described therein. Subject to the foregoing general principles, the Sellers shall also prepare the corresponding balance sheet in good faith and on the basis of assumptions and estimations with respect to the following, but not limited to inventory, holiday allowances, guarantee provisions, and research and development amortizations which were reasonable as of Closing.

     5.11 Repeating Warranties. The Sellers shall inform Buyer in writing as soon as practically possible of any breaches to the Repeating Warranties occurring from the Agreement Date until Closing.

                                   ARTICLE 6

     PRE-CLOSING COVENANTS OF BUYER AND PRINCIPAL SHAREHOLDERS GUARANTEE

     6.1 Ultimate Shareholder Guarantee. Buyer's ultimate shareholder, SpectraLink Corporation, a Delaware corporation, who adheres to this Agreement, guarantees - as primary obligor (in Danish: "selvskyldner") - the due and punctual discharge by Buyer of any and all of its agreements, obligations, covenants and liabilities existing or arising under this Agreement.

     6.2 Satisfaction of Conditions Precedent; Cooperation. The Buyer will use all reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 7 as promptly as reasonably possible and will use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things as may be necessary or reasonably desirable to effect completely the Share Purchase and the other transactions provided for herein as promptly as reasonably possible.

     6.3 Principal Shareholder Guarantee Triet Service ApS. Triet Service ApS' principal shareholder, Peter Skov, who adheres to this Agreement, guarantees - as primary obligor (in Danish: "selvskyldner") - the due and punctual discharge by Triet Service ApS of any and all of its agreements, obligations, covenants and liabilities existing or arising under this Agreement.

                                    ARTICLE 7

                    CONDITIONS TO OBLIGATIONS OF THE SELLERS

     The obligations of the Sellers hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by the Sellers, but only in a writing signed by the Sellers):

     7.1 Accuracy of Warranties. The warranties of Buyer set forth in this Agreement will be true and correct in all material respects on the Agreement Date and as of the Closing with the same force and effect as if they had been made at the Closing (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates).

     7.2 Covenants. Buyer will have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement at or before the Closing (to the extent that such covenants and obligations require performance by Buyer, as applicable, at or before the Closing).

     7.3 Compliance with Law; No Legal Restraints. There will not be issued, enacted or adopted, or threatened in writing by any Regulatory Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, or Action, or any judgment or ruling by any Regulatory Authority that prohibits or renders illegal the Share Purchase.

     7.4 Closing Deliverables. The Sellers will have received each of the documents and funds set forth in Section 2.2(d), provided however, that the Sellers receipt of such documents and funds will not be deemed to be an agreement by the Sellers that such documents are accurate and will not be deemed to be an acknowledgement or agreement by the Sellers that the Buyer's and SpectraLink's warranties herein are true and correct or diminish the Sellers' remedies under this Agreement if such warranties are not true and correct.

                                   ARTICLE 8

                       CONDITIONS TO OBLIGATIONS OF BUYER

     The obligations of Buyer hereunder are subject to the fulfillment or satisfaction, on and as of Closing, of each of the following conditions (any one or more of which may be waived by Buyer, but only in a writing signed on behalf of Buyer by a duly authorized officer of Buyer):

     8.1 Accuracy of Warranties. The Warranties set forth in this Agreement will be true and correct in all material respects (provided that, with respect to such representations and warranties that are modified by the qualifier "material", "Material Adverse Effect" or any similar qualifier, then such qualifier(s) shall be disregarded for purposes of this Section 8.1) on the Agreement Date and, as regards the Repeating Warranties, as of Closing (unless specifically stated otherwise in such Warranty) with the same force and effect as if they had been made at Closing (except for any such Warranties that, by their terms, speak only as of a specific date or dates).

     8.2 Covenants. Each Seller will have performed and complied in all material respects with all of their respective covenants and obligations contained in this Agreement at or before the Closing (to the extent that such covenants and obligations require performance at or before the Closing).

     8.3 Compliance with Law; No Legal Restraints. There will not be issued, enacted or adopted, or threatened in writing by any Regulatory Authority or Person, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, or Action, or any judgment or ruling by any Regulatory Authority that (a) challenges or seeks to prohibit or render illegal or impose material limitations on the Share Purchase; (b) seeks to obtain material damages in connection with the Share Purchase, or (c) seeks to impose any condition or restriction that in the judgment of Buyer, acting reasonably, would be materially burdensome to the future operations or business of Buyer or the Company after the Closing.

     8.4 No Material Adverse Effect. There shall not have occurred any Material Adverse Effect on the Group Companies.

     8.5 Net Income. The Company Net Income (as set forth on the Preliminary Net Income Statement) shall be no less than DKK fifteen (15) million.

     8.6 Resignations of Directors. All members of the Supervisory Boards of the Group Companies (except for employee representatives) will have resigned in writing from such positions effective as of the Closing.

     8.7 Closing Deliverables. Buyer will have received each of the documents set forth in Section 2.2(c); provided, however, that receipt of such documents (and receipt by Buyer of the Preliminary Net Income Statement) will not be deemed to be an agreement by Buyer that such documents are accurate and will not be deemed to be an acknowledgement or agreement by Buyer that the Warranties herein are true and correct or diminish Buyer's remedies under this Agreement if such Warranties are not true and correct.

                                   ARTICLE 9

                            TERMINATION OF AGREEMENT

     9.1 Termination. This Agreement may be terminated at any time before
Closing:

          (a) by the mutual written consent of Buyer and the Sellers;

          (b) by either Buyer or each of the Sellers, if all conditions to such party's obligations to consummate the transactions contemplated by this Agreement have not been satisfied or waived, and Closing has not occurred, on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) will not be available to any party whose breach of any covenant or agreement hereunder will have been a principal cause of, or will have resulted in, the failure of Closing to occur on or before such date;

          (c) by each of the Sellers, if (i) there has been a material breach by Buyer of any representation, warranty, covenant or agreement contained herein on the part of Buyer, or if any representation or warranty of Buyer will have become untrue, and which Buyer fails to cure within a reasonable time, not to exceed ten (10) Business Days, after written notice thereof has been given to Buyer by the Sellers (except that no cure period will be provided for a breach by Buyer which by its nature cannot be cured), and (ii) such breach or failure to be true would result in the failure of any of the conditions set forth in
Article 7 to be satisfied; provided, however, that the right to terminate this Agreement under this clause (c) will not be available to a Seller if the Seller is at that time in material breach of this Agreement;

          (d) by Buyer, if (i) there has been a material breach by the Sellers of any representation, warranty, covenant or agreement contained herein on the part of the Sellers, or if any representation or warranty of the Sellers will have become untrue, and which the Sellers fail to cure within a reasonable time, not to exceed ten (10) Business Days, after written notice thereof has been given to the Sellers by Buyer (except that no cure period will be provided for a breach by the Sellers which by its nature cannot be cured), and (ii) such breach or failure to be true would result in the failure of any of the conditions set forth in Article 8 to be satisfied; provided, however, that the right to terminate this Agreement under this clause (d) will not be available to Buyer if Buyer is at that time in material breach of this Agreement; and provided that if any Repeating Warranties become incorrect due to events occurring between the Agreement Date and Closing and such incorrectness is disclosed to Buyer in a separate written statement, then (i) if Closing is effected, Buyer shall forfeit any remedy, including any claim for Damages for such breach of a Repeating Warranty and (ii) Buyer's sole remedy shall be prior to Closing to terminate the Agreement as set out above;

          (e) by either Buyer or each of the Sellers, if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Share Purchase becomes final and nonappealable; or

          (f) by Buyer, if a Material Adverse Effect on the Group Companies taken as a whole has occurred prior to Closing.

          Any termination of this Agreement under clauses (b) through (f) of this Section 9.1 will be effective by the delivery of a written notice of the terminating party to the other party hereto.

     9.2 Effect of Termination. If this Agreement is terminated as provided in
Section 9.1, this Agreement will be of no further force or effect; provided, however, that (a) Article 11 (Confidentiality), this Section 9.2 (Effect of Termination) and Article 12 (General Provisions) will survive the termination of this Agreement and will remain in full force and effect and (b) the termination of this Agreement will not relieve any party from any Liability for any breach of this Agreement. Termination of this Agreement in accordance with this Article 9 shall not prejudice the accrued rights of the Parties in respect of any breach of this Agreement occurring prior to such termination.

     9.3 Release of Escrow. If the Agreement is terminated prior to Closing or if the transaction that is the subject of the Agreement otherwise fails to close by March 31, 2006, the First Escrow Amount shall be released immediately to SpectraLink upon joint request from SpectraLink and the Sellers, unless Buyer or SpectraLink pursuant to the Agreement is obliged to pay the Purchase Price or compensation to the Sellers in which case only the amount in dispute between Buyer and the Sellers shall remain on the Escrow Account. SpectraLink may, in accordance with the foregoing, request the release of the First Escrow Amount by providing simultaneous written notice by certified mail (in Danish: "ved anbefalet brev") hereof to the Escrow Agent and to the Sellers. Unless the Sellers have disputed the release of funds no later than ten Business Days after the receipt by the Escrow Agent of the notice of SpectraLink, the Sellers shall be deemed to have consented to the release of the First Escrow Amount and the Escrow Agent may release the First Escrow Amount. If the Sellers dispute the release of the First Escrow Amount or part thereof and the arbitral tribunal competent to decide the substance of the dispute subsequently finds that the Sellers were not entitled to the amount withheld on escrow, then the Sellers shall, in addition to other losses suffered by SpectraLink, be obliged to compensate SpectraLink for the financing loss on the amount withheld calculated as the difference between SpectraLink's financing costs under the arrangement with JP Morgan Chase and accrued Escrow Income. The dispute shall be subject to final and binding arbitration, cf. Section 12.1 of the Agreement. In the event of such arbitration, the parties to the arbitration and the arbitration tribunal shall use best efforts to hear the case and have an award rendered no later than the later of (i) two months from the receipt by the arbitration tribunal of notice of dispute (in Danish: "voldgiftsklage") from SpectraLink or (ii) March 31 2006.

                                   ARTICLE 10

                      SURVIVAL INDEMNIFICATION AND REMEDIES

     10.1 Survival; Not Limited by Due Diligence.

          (a) All Warranties contained in this Agreement, will remain operative and in full force and effect until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) 11:59 p.m. Colorado, United States Time on the date that is fifteen months (15) after Closing; provided, however, that the Warranties contained in Section I.1 (Good and Valid Title),
II.4 (Capitalization), Section 10 (Taxes) of Annex I will remain operative and in full force and effect until 30 Business Days after the expiration of the applicable statute of limitations for such Claim; provided further, that the Warranties shall not terminate with respect to any Claim based upon misrepresentation or breach of such Warranties that is submitted and pursued by legal action in accordance with this Agreement until such Claim is fully resolved; provided, further, that any Indemnified Person will be entitled to seek recovery for fraud, gross negligence, willful misrepresentation and/or willful misconduct until the expiration of the applicable statute of limitations for any Claim alleging fraud, gross negligence, willful misrepresentation and/or willful misconduct. All warranties of Buyer and SpectraLink contained in this Agreement will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the performance by Buyer of all its obligations under this Agreement. All covenants of the parties will survive according to their respective terms.

          (b) Buyer has, for the purpose of determining whether to enter into and negotiate the transactions contemplated by this Agreement, conducted investigations into the Group Companies' commercial, financial, legal and other affairs. The parties acknowledge and agree that the Warranties of the Sellers set forth in this Agreement shall only be qualified as set out in Section 3.2.

     10.2 Agreement to Indemnify. Subject to the limitations set forth in Sections 9.1 (d) and 10.3-10.8, each Seller (each, an "INDEMNIFYING PERSON" and collectively, the "INDEMNIFYING PERSONS") will severally, and not jointly, based on each such Seller's Pro Rata Share, indemnify and hold harmless Buyer, the Group Companies and their respective directors, officers, agents, representatives, shareholders and employees, and each Person, if any, who controls or may Control Buyer or the Group Companies (each, an "INDEMNIFIED PERSON" and collectively, the "INDEMNIFIED PERSONS") from and against any and all losses, costs, damages, Liabilities and expenses, including reasonable attorneys' fees, other professionals' and experts' reasonable fees, and court or arbitration costs (collectively, "DAMAGES"), directly incurred, paid or accrued in connection with, resulting from or arising out of any breach of the Sellers' obligations under this Agreement, including (a) any failure of any Warranty of the Sellers in this Agreement to be true and correct as of the Agreement Date and, as regards the Repeating Warranties, as of Closing as though such Warranty were made as of Closing (except for any such Warranties that, by their terms, speak only as of a specific date or dates), (b) any breach of or default in connection with any of the covenants or agreements made by any Seller in this Agreement, the Disclosure Letter or any certificate or document delivered pursuant to this Agreement; and (c) any Transaction Expenses paid or to be paid by the Company to the extent not already deducted from the Purchase Price pursuant to the definition thereof. Damages shall be calculated as the Indemnified Person's direct loss (DKK for DKK or that other currency which may apply to the Damages) without regard to any method of calculation (P/E, cash flow multiple or similar method) used for the determination of the Purchase Price. The Damages shall be the net loss effectively sustained by the Indemnified Person less any benefits available to the Indemnified Person directly connected to the Damages, including but not limited to loss covered by insurance and the Tax benefit of a Tax deductible loss. Damages shall be calculated exclusive of any indirect or consequential loss. In addition, as stated in subsection 2.2(b)(iii), if the Net Amount calculated pursuant to such section is less than zero (0), such difference shall constitute indemnifiable Damages hereunder. Materiality, Material Adverse Effect, knowledge and similar standards or qualifications in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be reapplied in determining the amount of any indemnifiable Damages with respect to such breach, default or failure to be true and correct.

     10.3 Limitations.

          (a) De Minimis. The Sellers shall not be liable for any Damages suffered by the Indemnified Person as a result of a claim arising out of a single breach of the Warranties, unless each such Damage is in excess of DKK 250,000 (the "DE MINIMIS THRESHOLD"), provided that claims originating from identical or connected matters, facts or triggering events or having a serial effect shall be aggregated for the purposes of determining whether the De Minimis Threshold has been reached. Legal fees or other advisors' fees shall not be included for the purposes of determining whether the De Minimis Threshold has been reached.

          (b) Basket. In seeking indemnification for Damages under this Article 10, the Indemnified Persons will make no Claim unless and until such Damages aggregate at least DKK 4,000,000, inclusive of legal fees (the "BASKET"), in which event such Indemnified Persons may make Claims for all Damages (i.e. including the first DKK 4,000,000), disregarding in any event damages which falls within the De Minimis Threshold. The Basket shall only apply with respect to the first DKK 4,000,000 of Damages, and shall not be re-applied with respect to any subsequent Claims if Damages in excess of DKK 4,000,000 have previously been paid or are subject to a pending Claim. Notwithstanding anything contained herein to the contrary, the Basket will not apply to any Claim by any Indemnified Person for indemnification for (i) any Claim based upon a breach of
Section I.1 (Good and Valid Title) or Section II.4 (Capitalization), or Section 10 (Title) of the Warranties; (ii) fraud, gross negligence, willful misrepresentation and/or willful misconduct, (iii) any default in or breach of any of the covenants given or made by any Seller in this Agreement, (iv) any Transaction Expenses paid or to be paid by the Company to the extent not already deducted from the Purchase Price pursuant to the definition thereof, or (v) the tax indemnification is Section 10.9.

          (c) Sole Remedy; Limitation on Liability. If the Share Purchase is consummated, recovery against the Holdback Amount as provided in this Section 10.3(c) shall be the sole and exclusive remedy under this Agreement, except in the case of fraud, gross negligence, willful misrepresentation and/or willful misconduct by any Seller, and except as provided in subsection 2.2(b)(iii) and
Section 10.9. For the avoidance of doubt, Buyer thus waives any right under the laws of Denmark to rescind (in Danish: "ophaeve") the Agreement after Closing or to claim a proportionate reduction of the Purchase Price (in Danish:
"forholdsmaessigt afslag"). The aggregate Liability of each Seller pursuant to
Section 10.2 will not exceed such Seller's Pro Rata Share of the Holdback Amount (the "LIABILITY LIMIT"). Notwithstanding the preceding sentence or any other provision of this Agreement, in the event a Claim for Damages is based upon a breach or failure to be true and correct of Section I.1 (Good and Valid Title),
Section II.4 (Capitalization), and Section II.10 (Taxes) of the Warranties, or fraud, gross negligence, willful misrepresentation and/or willful misconduct, or
Section 10.9, the Liability Limit shall not apply, and each Seller instead shall be liable for its Pro Rata Share of all such Claim for Damages.

          (d) Time Limit for Claims. Except with respect to Claims arising from or relating to (i) fraud, gross negligence, willful misrepresentation and/or willful misconduct, or (ii) section I.1 (Good and valid Title), Section II.4 (Capitalization), and Section II.10 (Taxes) of the Warranties, which may be brought at any time within 30 Business Days after expiry of the applicable statute of limitations, no Claim may be asserted or brought by an Indemnified Person against the Indemnifying Persons after 11:59 p.m. Colorado, United States Time on the date that is fifteen (15) months after the date of Closing; provided, however, that any Claim asserted by an Indemnified Person against the Indemnifying Persons prior to the applicable preceding deadline may thereafter be prosecuted as provided in this Article 10 and recovery on such Claim may be had by the Indemnified Person as provided herein. Further, in order for a Claim to be timely pursued, Notice of Claim must be given in accordance with Section
10.5 and such notice must be followed by timely legal action as required under
Section 10.7.

          (e) Mitigation. The Indemnified Person shall actively and in good faith seek to mitigate the Damages by all reasonable means.

     10.4 Representation. Each Indemnifying Person shall be treated individually with respect to claims for indemnification pursuant to this Article 10 and the taking by an Indemnifying Person of any and all actions and the making of any decisions required or permitted to be taken by the Indemnifying Person pursuant to this Agreement, including the exercise of the power to: (a) authorize the release to Buyer of the relevant portion of the Holdback Amount in satisfaction of indemnification claims of any Indemnified Person pursuant to this Article 10; (b) resolve, settle or compromise, and/or comply with orders of courts with respect to, any claim for indemnification made pursuant to this Article 10; and (c) take all actions necessary in the judgment of the Indemnifying Person for the accomplishment of the foregoing. An Indemnifying Person will not have authority and power to act on behalf of other Indemnifying Persons with respect to the disposition, settlement or other handling of all claims for indemnification pursuant to this
Article 10 and all rights or obligations arising under this Article 10.

     10.5 Notice of Claim. As used herein, "CLAIM" means a claim for indemnification of any Indemnified Person for Damages pursuant to this Article
10. Buyer will give a written notice of a Claim executed by an officer of Buyer (a "NOTICE OF CLAIM"), whether for its own Damages or for Damages incurred by any other Indemnified Person. Buyer shall give a Notice of Claim within a reasonable time after the Buyer became aware of the events or circumstances giving rise to a Claim and subject to the limitations set forth in Section 10.3(d). Buyer will deliver a Notice of Claim based on, arising from, relating to or caused by:

          (a) any item specified in Section 10.2; or

          (b) the assertion, whether oral or in writing, against any Indemnified Person of an Action brought by a third party against such Indemnified Person (in each such case, a "THIRD-PARTY CLAIM") that is based on, arises out of, relates to or is caused by any item specified in Section 10.2.

          Delay on the part of Buyer in giving any Indemnifying Persons a Notice of a Claim within reasonable time according to this Section 10.5 will relieve the Indemnifying Person from its obligations pursuant to this Article 10 only to the extent that the Indemnifying Person is prejudiced thereby. The assertion of any single Claim for indemnification hereunder will not bar an Indemnified Person from asserting any other Claim or Claims hereunder.

     10.6 Contents of Notice of Claim. Each Notice of Claim by Buyer given pursuant to Section 10.5 will contain the following:

          (a) a statement that the Indemnified Person has incurred, paid or accrued (in accordance with GAAP) or, in good faith, believes it will have to incur, pay or accrue (in accordance with GAAP) Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in a Third-Party Claim); and

          (b) a brief description, in reasonable detail (to the extent reasonably available to Buyer), of the facts, circumstances or events giving rise to the alleged Damages based on Buyer's good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to Buyer) and copies of any formal demand or complaint, the amount of Damages, other written documentation readily available, the date each such item was incurred, paid or accrued, or the basis for such anticipated Liability, and the sections of this Agreement alleged to have been breached.

     10.7 Resolution of Notice of Claim. Each Notice of Claim delivered by Buyer will be resolved as follows:

          (a) Uncontested Claims. If, within thirty (30) Business Days after a Notice of Claim is received by the Indemnifying Person, the Indemnifying Person does not contest such Notice of Claim in a writing given to Buyer as provided in
Section 10.7(b), then the Indemnifying Person shall be considered to contest the Claim and the Claim shall be considered a Contested Claim.

          (b) Contested Claims. If the Indemnifying Person gives Buyer written notice contesting all or any portion of a Notice of Claim (a "CONTESTED CLAIM") within the thirty (30) Business Days period specified in Section 10.7(a), then such Contested Claim will be resolved either (i) by a written settlement agreement executed by Buyer and the Indemnifying Person or (ii) in the absence of such a written settlement agreement, in accordance with Section 12.1.

          (c) Settled Claims. If a Claim (including a Contested Claim) is settled by a written settlement agreement executed by Buyer and the Indemnifying Person (a "SETTLED CLAIM"), then the parties will resolve such Settled Claim as provided in such settlement agreement.

          (d) Legal action. Any Contested Claim must be pursued by Buyer or any Indemnified Person legal action in accordance with Section 12.1 not later than forty-five (45) Business Days after the expiration of the fifteen (15) months period after the date of Closing set out in Subsection 10.3(d) (Time Limit for Claims). If no such legal action is initiated, the Buyer and any Indemnified Person shall be considered to have forfeited the Claim.

     10.8 Defense of Third-Party Claims.

          (a) Buyer's defense. Subject to Sub-section 10.8 (b) below, Buyer will defend any Third-Party Claim, and the costs and expenses incurred by Buyer in connection with such defense (including reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) will be included in the Damages for which Buyer may seek indemnification pursuant to a Claim made by any Indemnified Person hereunder. Buyer will (i) be free to handle the prosecution or defense of such Third-Party Claim, subject to due and loyal consideration of the interest of any Indemnifying Persons, (ii) take all necessary steps to contest such Third-Party Claim or to prosecute such Third-Party Claim to conclusion or settlement satisfactory to Buyer without requiring the consent of the Indemnifying Persons, (iii) notify the Indemnifying Persons of the progress of such Third-Party Claim, (iv) permit each Indemnifying Person, at the Indemnifying Person's expense, to participate in the defense proceedings and settlement negotiations with respect to such Third-Party Claim, and (v) provide the Indemnifying Persons with reasonable access to all relevant information and documentation relating to such Third-Party Claim and Buyer's prosecution or defense thereof to the extent that access to such information and documentation by the Indemnifying Persons does not affect any privilege relating to the Indemnified Person. Upon the conclusion or settlement of a Third-Party Claim, the Indemnified Party will provide the Indemnifying Persons with written notice of such conclusion or settlement ("NOTICE OF CONCLUSION"). Within thirty
(30) Business Days of delivery of such Notice of Conclusion, the Indemnifying Persons shall elect in writing to (A) admit that such Third-Party Claim is an indemnifiable Claim hereunder, in which case the Indemnified Person shall be entitled to recover Damages related to such Third-Party Claim or (B) dispute, in accordance with the provisions of Sections 10.7 and 12.1, whether such Third-Party Claim is an indemnifiable Claim hereunder. If any Indemnifying Person fails to make an election within the time period specified in the preceding sentence, then the Indemnifying Person will be conclusively deemed to have admitted that such Third-Party Claim is an indemnifiable Claim hereunder and the Indemnified Person shall be entitled to recover Damages related to such Third-Party Claim from the Holdback Amount.

          (b) In any case, the party not in control of such Third-Party Claim will cooperate with the other party in the conduct of the prosecution or defense thereof.

     10.9 Tax Indemnification. The Sellers shall fully and unconditionally, each for their Pro Rata Share, on a DKK for DKK basis, indemnify and hold harmless Buyer and the Group Companies for any and all Taxes attributable to any period or partial period before Closing, to the extent such Taxes exceed the aggregate amount of (i) the provisions specifically made therefore in the audited annual report for the financial year 2004/2005, and (ii) the Taxes set forth in the Final Net Income Statement; provided that the Sellers shall have no obligation to provide indemnification for any Taxes or increased Taxes resulting from actions taken by Buyer or the Group Companies after Closing, e.g. by sales of assets or changes to, failure to prolong or discontinuation of the joint taxation scheme applied by the Company and Kirk U.S. prior to Closing. The provisions of this Section 10.9 shall apply notwithstanding any other provision of this Agreement and notwithstanding any provisions of any other related agreements or documentation including, without limitation, the application of the De Minimis Threshold, the Basket and the limitation of liability in Subsection 10.3(c) and (d), and the qualifications in Section 3.2.

                                   ARTICLE 11

                                 CONFIDENTIALITY

     11.1 Confidentiality obligation. Subject to Sections 11.2 and 11.3 below, the parties shall treat as strictly confidential any discussions, negotiations, terms and conditions, etc. of this Agreement and the Sellers shall keep strictly confidential all confidential or proprietary information relating to the Group Companies or Spectralink Corporation and its affiliates.

     11.2 Exceptions to confidentiality obligation. Notwithstanding the provisions of Section 11.1, each party may disclose information which would otherwise be confidential in the event that:

          11.2.1 it is required by law or regulations, or a court of competent jurisdiction;

          11.2.2 it is required by any securities exchange or regulatory or governmental body, whether or not the requirement for the information has the force of law;

          11.2.3 the disclosure is made as a normal part of a Seller's preparation of the accounts and/or other reports and as normal part of the information given by the Sellers to their existing and/or future/potential investors;

          11.2.3 it is required by an entity Controlling the party, provided always that a similar obligation to keep such information confidential is imposed on such entity Controlling the party;

          11.2.4 it is deemed necessary or appropriate that the party discloses such information to its advisors or banks or finance providers, provided always that a similar obligation to keep such information confidential is imposed on such advisors or banks or finance providers;

          11.2.5 the information has come into the public domain through no fault of that party or any authorized recipient under Sections 11.2.4 - 11.2.5; and

          11.2.6 the other party has given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed.

     11.3 Press release. The parties agree immediately after signing of this Agreement to issue press releases with the content attached as Exhibit J.

                                   ARTICLE 12

                               GENERAL PROVISIONS

     12.1 Governing Law; Submission to Jurisdiction. The laws of Denmark, irrespective of choice of law principles, will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Subject to the exception of any dispute to be finally resolved by the Independent Accountant, any dispute arising out of or relating to this Agreement or the transactions contemplated hereby shall be finally settled by the Danish Court of Arbitration in accordance with the Rules of Procedure of the Danish Institute of Arbitration (Danish Arbitration).

     12.2 Assignment; Binding Upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that Buyer may, without the consent of any other party hereto, assign this Agreement (a) to any of its majority-owned Subsidiaries, (b) by operation of law, or (c) in connection with any merger, consolidation or sale of all or a significant portion of its assets or in connection with any similar transaction. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section
12.2 will be void.

     12.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid, illegal or unenforceable, then the remainder of this Agreement and the application thereof will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any provision is invalid, illegal or unenforceable, the parties agree to replace such provision with a valid, legal and enforceable provision that will achieve, to the maximum extent legally permissible, the economic, business and other purposes of such provision.

     12.4 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

     12.5 Amendment and Waivers. This Agreement may not be amended or modified except by a written instrument signed by Buyer and the Sellers. At any time prior to the Closing, each of Buyer and the Sellers may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other contained herein or in any agreement, certificate or document delivered pursuant hereto; (b) waive any inaccuracies in the warranties made to it contained herein or in any agreement, certificate or document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for its benefit contained herein or in any agreement, certificate or document delivered pursuant hereto. No such extension or waiver will be effective unless signed in writing by the party against whom such extension or waiver is asserted. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other breach or default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

     12.6 Expenses. Each party will bear its respective expenses and fees incurred with respect to this Agreement and the transactions hereby (including the Share Purchase), including the expenses and fees of its own accountants, attorneys, investment bankers, advisors and other professionals ("TRANSACTION EXPENSES"). If the Share Purchase is consummated and any Transaction Expenses have been incurred by the Company as of Closing, then the Purchase Price will be reduced by the amount of such Transaction Expenses, provided that such Transaction Expenses have not been deducted in the Final Net Income Statement. If, for any reason, no such reduction of the Purchase Price is made at the Closing with respect to Transaction Expenses paid or to be paid by the Company, then Buyer will be entitled to treat such Transaction Expenses as Damages recoverable against the Holdback Amount under Section 10.2, without giving effect to the De Minimis Threshold or the Basket; it being understood and agreed that Buyer's claim for recovery of Transaction Expenses shall not be limited to the Holdback Amount.

     12.7 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

     12.8 Notices. All notices and other communications required or permitted under this Agreement will be in writing in the English language and will be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or upon confirmation if sent by facsimile, five calendar days after mailing if sent by mail, and one Business Day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 12.8:

          (a)  If to Buyer or SpectraLink:

               SpectraLink Corporation
               5755 Central Avenue
               Boulder, Colorado 8030
               Attention: General Counsel
               Fax: (303) 440 5331

               with a copy to:

               Fenwick & West LLP
               Silicon Valley Center
               801 California Street
               Mountain View, CA 94041
               Attention:  Mark A. Leahy, Esq.
               Fax: (650) 938-5200

          (b)  If to the Sellers:

               Dansk Kapitalanlaeg Aktieselskab
               Gothersgade 103
               PO Box 1080
               DK-1008 Copenhagen K
               Attention: Managing Director Steen Lonberg Jorgensen
               Fax: +45 33 36 94 44

               Triet Service ApS
               c/o Peter Skov
               Klostervej 46
               DK-8680 Ry

               Erik Stridbaek
               Carsten Hauchs Vej 6
               DK-8000 Arhus C

               Soren E. Mikkelsen
               Sonderbaekparken 31

               DK-8660 Skanderborg

               with a copy to:

               Jonas Bruun
               Bredgade 38
               DK-1260 Copenhagen K
               Attention: Henning Aasmul-Olsen, Esq.
               Fax: +45 33 47 89 15

     12.9 Interpretation; Rules of Construction. When a reference is made in this Agreement to Recitals, Exhibits, Sections, Annexes or Articles, such reference will be to a recital, an Exhibit, a Section, an Annex or an Article, respectively, to this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule, such reference will be to a Schedule in the Company Disclosure Letter unless explicitly stated otherwise. The words "include," "includes" and "including" when used herein will be deemed in each case to be followed by the words "without limitation." Reference to any agreement or other document is to such agreement or document as amended and supplemented from time to time. The singular includes the plural and vice versa. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. References to any "Person" or "entity" include such Person's or entity's successors and permitted assigns. When reference is made herein to "the business of" an entity, such reference will be deemed to include the business of all Subsidiaries of such entity. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and the other agreements, certificates and documents contemplated by this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement, certificate or document will be construed against the party drafting such agreement, certificate or document. Each reference herein to a law, statute, regulation, document or Contract will be deemed in each case to include all amendments thereto.

     12.10 Absence of Third-Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, shareholder, partner or employee of any party hereto or any other Person, unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions hereof will be personal solely between the parties to this Agreement; provided, however, that Article 10 and Article 12 is intended to benefit the Indemnified Persons.

     12.11 Time is of the Essence. The parties hereto acknowledge and agree that time is of the essence in connection with the execution, delivery and performance of this Agreement and that they will each utilize all reasonable efforts to satisfy all the conditions to Closing of the other party on or before the Termination Date.

     12.12 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, and the Confidentiality Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, oral or written, between the parties, including that certain Confidential Term Sheet negotiated between the Sellers and Buyer to the extent they relate in any way to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

     12.13 Governing Language. This Agreement has been negotiated and executed by the parties hereto in the English language. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English language version shall prevail.

     12.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.

           [THE REMAINDER OF THIS PAGE WAS LEFT BLANK INTENTIONALLY.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SPECTRALINK CORPORATION                 DANSK KAPITALANLAEG AKTIESELSKAB


By:                                     By:
    ---------------------------------       ------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------


SPECTRALINK DENMARK APS                 TRIET SERVICE APS


By:                                     By:
    ---------------------------------       ------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------


                                        ERIK STRIDBAEK


                                        ----------------------------------------


                                        SOREN E. MIKKELSEN


                                        ----------------------------------------


                                        PETER SKOV


                                        ----------------------------------------